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                                 WT MUTUAL FUND

            COMPLIANCE, SUPPORT AND RECORDKEEPING SERVICES AGREEMENT

         THIS COMPLIANCE SUPPORT AND RECORDKEEPING SERVICES AGREEMENT (this "Agreement") is made the 19th day of November, 2004, by and between WT Mutual Fund, a Delaware business trust ("Fund"), and Rodney Square Management Corporation ("RSMC"), a Delaware corporation, and a wholly owned subsidiary of Wilmington Trust Corporation.

         WHEREAS, the Fund is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company with multiple investment portfolios as listed on Schedule A attached hereto, as may be amended from time to time (each a "Portfolio"), and which has engaged multiple investment advisers and sub-advisers to provide investment advisory services to the Portfolios; and

         WHEREAS, RSMC is a registered investment adviser pursuant to the Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated there under (the "Advisers Act"), and acts as an investment adviser to certain Portfolios of the Fund pursuant to a written investment advisory agreement dated November 1, 1999; and

         WHEREAS, the Fund must designate, pursuant to Rule 38a-1 under the 1940 Act, one individual to be responsible for administering the Fund's compliance policies and procedures, and that such person may be employed by RSMC; and

         WHEREAS, the Fund is required under Rule 31a-2(a)(6) under the 1940 Act to preserve documents and other written information considered by the Board of Trustees of the Fund (the "Board") in connection with its approval or renewal of investment advisory agreements; and

         WHEREAS, the Fund wishes, in light of the foregoing, to engage RSMC to provide certain compliance, support and recordkeeping services to the Portfolios, separate from its advisory services, and RSMC wishes to furnish such services;

         NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and intending to be legally bound hereby, the Fund and RSMC agree as follows:

     1.  ENGAGEMENT.

         (a) The Fund hereby engages RSMC to perform the services, including recordkeeping, described in this Agreement for the Fund.

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         (b) RSMC hereby accepts such engagement by the Fund, and will furnish the services and discharge the duties set forth in this Agreement upon the terms and conditions hereinafter set forth.

         (c) RSMC shall for all purposes herein provided be deemed to be an independent contractor and, except as expressly provided or authorized herein, shall have no authority to act for or represent the Fund or its Portfolios in any way or otherwise be deemed an agent of the Fund or its Portfolios.

     2.  SERVICES. RSMC shall:

         (a) Employ an individual suitable to the Board to fulfill the role of Chief Compliance Officer of the Fund, as such title is used in Rule 38a-1 under the 1940 Act; and make available such other appropriate individuals employed by RSMC or its affiliates to serve as officers of the Fund, if requested and elected by the Board.

         (b) Provide:

         (i) Non-investment related statistical and research data as may be requested by the Board, including those Trustees of the Fund who are not "interested persons" of the Fund (as such term is defined in the 1940 Act) (hereinafter the "Independent Trustees");

         (ii) Executive and administrative services to support the Independent Trustees, including the Independent Trustee serving as the Chairman of the Board (the "Independent Chair," at such time as the Fund must have an Independent Chair in order to rely on certain exemptive rules under the 1940 Act), in order to carry out their duties, as contemplated in Rule 0-1(7) under the 1940 Act; and

         (iii)    The recordkeeping services described below in Section 3.

         (c) Furnish support for the Fund's Secretary in the performance of any or all of his or her duties as the same may be assigned or modified, from time to time, by the Board, Independent Chair or President of the Fund. As of the date of this Agreement, such duties include the following:

         (i) Assisting in the preparation and coordination of all annual calendars, periodic notices, agendas, minutes, reports and other materials necessary for the timely and efficient conduct of the meetings of the Board and shareholders of the Fund;
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         (ii)     Assisting in the preparation and coordination of the filing, printing and distribution, as necessary, of preliminary and definitive proxy solicitation materials, annual and semi-annual reports to shareholders, post-effective amendments to the Fund's registration statement, including mailing of trustees and officers questionnaires, and such other regulatory filings as required under the 1940 Act;

         (iii) Arranging for and coordinating fulfillment with the Fund's financial printer or person responsible for fulfillment of the Portfolios' prospectuses as required to meet demand;

         (iv) Arranging for and securing, timely and compliant renewal and maintenance of all required fidelity bonds and, as instructed, other insurance policies for the protection of the Fund, its officers and/or Board;

         (v) Aiding the Fund's President in preparing letters or other correspondence to be included in reports or other communications with Fund shareholders;

         (vi) Serving as principal point of contact, on behalf of the Fund, with the Fund's distributor regarding the retention of specific dealers, and the advance review and approval of the use of specific advertising and sales literature by the distributor for the purpose of selling the Fund's shares; and

         (vii) Serving as principal point of contact, on behalf of the Fund, with the Fund's other service providers, including but not limited to, the investment advisers (not including sub-advisers) administration and accounting services agent, transfer agent, distributor, custodian(s), auditor(s) and legal counsel.

         3. RECORDKEEPING AND OTHER INFORMATION.

         (a) RSMC shall create, maintain and preserve all necessary records in accordance with all applicable laws, rules and regulations, including, but not limited to, records required by Sections 17(g), 17(j) and 31(a) of the 1940 Act and the rules thereunder, as the same may be amended from time to time, pertaining to the various functions (described above) to be provided by it and not otherwise created and maintained by another party pursuant to contract with the Fund, provided that RSMC may preserve certain records which are maintained by another party as is prudent or advisable in connection with a program for disaster recovery, or at the direction of the Board.
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         (b) In furtherance, and not in limitation, of the foregoing, RSMC shall also preserve all original Fund governance related documents, including, but not limited to, the Declaration of Trust, By-laws, Committee Charters; all Board and Committee notices, agendas, minutes and written consents as well as all notices, agendas and minutes of meetings of shareholders; all original agreements and contracts entered into by the Fund; and any documents or other written information considered by the Trustees pursuant to Section 15(c) of the 1940 Act in approving the terms or renewal of a contract or agreement between the Fund and investment advisers, including sub-advisers.

         (c) All such records shall be the property of the Fund at all times and shall be available for inspection and use by the Fund. Copies of such records shall be furnished to the Fund or its authorized representatives at and upon the Fund's request and expense. Where applicable, such records shall be maintained and preserved by RSMC for the periods and in the places required by Rules 17j-1 and 31a-2 under the 1940 Act. Any such records may be maintained in the form of electronic media and stored on magnetic disk or tape or similar recording method. RSMC may house these records in a third party storage facility. RSMC shall use commercially reasonable efforts to assure that adequate back-up is made of all data stored on electronic media and that any third party storage facility maintains adequate security as hereinafter provided. RSMC will maintain and enforce commercially reasonable safety and physical security procedures for such types of locations, and which provide commercially reasonable and appropriate technical and organizational safeguards against accidental or unlawful destruction, loss, alteration and unauthorized disclosure of or access to information and all other data owned by the Fund and accessible by RSMC under this Agreement. Without limiting the generality of the foregoing, RSMC will take commercially reasonable measures to secure and defend its location and equipment against "hackers" and others who may seek, without authorization, to modify or access any records or information contained on a network with remote access capability. RSMC will periodically test the system for potential areas where security could be breached. RSMC will report any breaches of security or unauthorized access to the network that RSMC detects. RSMC will use diligent efforts to remedy such breach of security or unauthorized access in a timely manner and notify the Fund what the remedy was and provide detail of that remedy.

     4. AUDIT, INSPECTION AND VISITATION. RSMC shall make available during regular business hours all records and other data created, maintained and preserved pursuant to the foregoing provisions of this Agreement for reasonable audit and inspection by the Fund, any person retained by the Fund, or any regulatory agency having authority over the Fund.

     5. CONFIDENTIALITY. Each party shall keep confidential any information relating to the other party's business ("Confidential Information"). Confidential Information shall include (i) any data or information that is competitively sensitive material, and not generally known to the public; (ii) any technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Fund or RSMC a competitive advantage over its competitors; (iii) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know how, and trade secrets, whether or not patentable or copyrightable; and (iv) anything specifically designated in writing as confidential. Notwithstanding the foregoing, information shall not be subject to such confidentiality obligations if it: (i) is already lawfully known to the receiving party at the time it is obtained; (ii) is or becomes publicly known or available through no wrongful act of the receiving party; (iii) is rightfully received from a third party who, to the best of the receiving party's knowledge, is not under a duty of confidentiality; (iv) is released by the protected party to a third party without restriction; (v) is required to be disclosed by the receiving party pursuant to a requirement of a court order, subpoena, governmental or regulatory agency or law (provided the receiving party will provide the other party written notice of such requirement prior (if practicable under the circumstances) to disclosing such information to the extent such notice is permitted); or (vi) has been or is independently developed or obtained by the receiving party without reference to or use of the disclosing party's information.

     6.  DISASTER RECOVERY.

         (a) RSMC shall maintain in a separate and safe place additional copies of all records required to be maintained pursuant to this Agreement or additional tapes, disks or other sources of information necessary to reproduce all such records.

         (b) RSMC shall maintain a disaster recovery back-up facility available for its use in providing the services required hereunder in the event RSMC is not able to process the necessary work at its principal facility. RSMC shall, from time to time, upon request from the Fund provide written evidence and details of its arrangement with respect to such back-up facility. RSMC further agrees to provide the Fund from time to time on reasonable request with a copy of its disaster recovery and contingency plans and to make its staff available to discuss such plans on reasonable request. Nothing in this Section shall relieve RSMC of any liability that it might otherwise have under this Agreement that arise out of its willful misfeasance, bad faith, gross negligence or reckless disregard in the performance of its duties hereunder.

         (c) RSMC shall employ a commercially reasonable virus detection software program to test the on-site hardware and software applications utilized by RSMC to deliver the services required hereunder to determine that such hardware and software does not contain any computer code designed to disrupt, disable, harm, or otherwise impede operation.

     7. COMPENSATION. As compensation for services rendered by RSMC during the term of this Agreement, the Fund, on behalf of each Portfolio, will pay to RSMC a fee or fees as calculated and paid by the Fund in accordance with the attached Schedule A.

     8. LIABILITY OF RSMC OR AFFILIATES. RSMC and its affiliates and agents shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except to the extent of a loss resulting from willful misfeasance, bad faith or gross negligence on their part in the performance of their obligations and duties under this Agreement. Any person, even though also an officer, partner, employee or agent of RSMC, or any of its affiliates or agents, who may be or become an officer of the Fund, shall be deemed, when rendering services to the Fund as such officer or acting on any business of the Fund as such officer

(other than services or business in connection with RSMC's duties under this Agreement), to be rendering such services to or acting solely for the Fund and not as an officer, partner, employee or agent or one under the control or direction of RSMC or any of its affiliates or agents, even though paid by one of those entities.

     9.  AMENDMENT, DURATION, TERMINATION ETC.

         (a) Except as provided herein, the provisions of this Agreement may not be changed, waived, discharged or terminated orally, but only by written instrument that shall make specific reference to this Agreement and that shall be signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

         (b) The provisions of this Agreement shall become effective at the open of business on date first written above and shall continue thereafter unless terminated by the Fund upon sixty (60) days' written notice given to RSMC or by RSMC by sixty (60) days' written notice given to the Fund; provided, however, that the foregoing provisions of this Agreement may be terminated immediately at any time for cause either by the Fund or by RSMC in the event that such cause shall have remained unremedied for sixty (60) days or more after receipt of written specification of such cause. Any such termination shall not affect the rights and obligations of the parties under Section 6 hereof.

         (c) In the even that the Fund designates a successor to any of RSMC's obligations hereunder, RSMC shall, at the expense and direction of the Fund, transfer to such successor all relevant books, records and other data created, maintained or preserved by RSMC under the foregoing provisions.

     10. ASSIGNMENT; BINDING EFFECT. This Agreement may not be assigned by either of the parties hereto without the prior written consent of the other party hereto. This Agreement shall be binding upon the inure to the benefit of the parties hereto and their permitted successors and assigns.

     11. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties with regard to services to be provided by RSMC to the Fund hereunder and supersedes all prior agreements or understandings between the Fund, RSMC or their agents with regard to such services.

     12. NOTICE. Any notice under this Agreement shall be given in writing addressed and delivered or mailed, postage prepaid, to the other party to this Agreement at its principal place of business.

     13. SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

     14. GOVERNING LAW. To the extent that state law has not been preempted by the provisions of any law of the United States heretofore or hereafter enacted, as the same may be amended from time to time, this Agreement shall be administered, construed and enforced according to the local laws of the State of Delaware.

     15. MISCELLANEOUS. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed in two counterparts, each of which taken together shall constitute one and the same instrument.

                            [Signature Page Follows.]



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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed, as of the day and year first written above.

                                             WT MUTUAL FUND

                                             By:
                                                -------------------------------
                                             Name:    John R. Giles
                                             Title:   Vice President and
                                                      Chief Financial Officer


                                             RODNEY SQUARE MANAGEMENT
                                             CORPORATION

                                             By:
                                                -------------------------------
                                             Name:  Robert J. Christian
                                             Title: President

                                   SCHEDULE A
                                  FEE SCHEDULE

     For the compliance, support and recordkeeping services provided to the Fund on behalf of each Portfolio of the Fund pursuant to the attached Agreement, the Fund shall pay RSMC:

         (1) An annual fee, not to exceed $375,000, calculated on the average daily net asset value of each Portfolio at the rate determined as follows:

                                                    ANNUAL FEE AS A % OF
                    PORTFOLIO                       AVERAGE DAILY NET ASSETS
                    ---------                       ------------------------
WILMINGTON PREMIER MONEY MARKET PORTFOLIO           .006% of the Portfolio's average daily net assets.
BALENTINE PREMIER MONEY MARKET PORTFOLIO            .006% of the Portfolio's average daily net assets.
WILMINGTON PRIME MONEY MARKET PORTFOLIO             .006% of the Portfolio's average daily net assets.
WILMINGTON U.S. GOVERNMENT PORTFOLIO                .006% of the Portfolio's average daily net assets.
WILMINGTON TAX - EXEMPT PORTFOLIO                   .006% of the Portfolio's average daily net assets.
WILMINGTON SHORT/INTERMEDIATE PORTFOLIO             .006% of the Portfolio's average daily net assets.
WILMINGTON BROAD MARKET BOND PORTFOLIO              .006% of the Portfolio's average daily net assets.
WILMINGTON MUNICIPAL BOND PORTFOLIO                 .006% of the Portfolio's average daily net assets.
WILMINGTON SHORT-TERM INCOME PORTFOLIO              .006% of the Portfolio's average daily net assets.
WILMINGTON LARGE CAP CORE PORTFOLIO                 .006% of the Portfolio's average daily net assets.
ROXBURY LARGE CAP GROWTH FUND                       .006% of the Portfolio's average daily net assets.
WILMINGTON LARGE CAP VALUE PORTFOLIO                .006% of the Portfolio's average daily net assets.
CRM LARGE CAP VALUE FUND                            .006% of the Portfolio's average daily net assets.
WILMINGTON MID CAP GROWTH PORTFOLIO                 .006% of the Portfolio's average daily net assets.
ROXBURY MID CAP FUND                                .006% of the Portfolio's average daily net assets.
WILMINGTON MID CAP VALUE PORTFOLIO                  .006% of the Portfolio's average daily net assets.
CRM MID CAP VALUE FUND                              .006% of the Portfolio's average daily net assets.
CRM SMALL/MID CAP VALUE FUND                        .006% of the Portfolio's average daily net assets.
WILMINGTON SMALL CAP CORE PORTFOLIO                 .006% of the Portfolio's average daily net assets.
ROXBURY SMALL CAP GROWTH FUND                       .006% of the Portfolio's average daily net assets.
WILMINGTON SMALL CAP VALUE PORTFOLIO                .006% of the Portfolio's average daily net assets.
CRM SMALL CAP VALUE FUND                            .006% of the Portfolio's average daily net assets.
WILMINGTON INTERNATIONAL MULTI-MANAGER PORTFOLIO    .006% of the Portfolio's average daily net assets.
WILMINGTON REAL ESTATE PORTFOLIO                    .006% of the Portfolio's average daily net assets.
WILMINGTON LARGE CAP STRATEGIC ALLOCATION FUND      .006% of the Portfolio's average daily net assets.
WILMINGTON MID CAP STRATEGIC ALLOCATION FUND        .006% of the Portfolio's average daily net assets.
WILMINGTON SMALL CAP STRATEGIC ALLOCATION FUND      .006% of the Portfolio's average daily net assets.

The fee shall be calculated and paid monthly in arrears.

         (2) A fixed annual fee equal to one-half of three-fourths (i.e., three-eighths) of the annual total compensation package of the Chief Compliance Officer of the Fund, as such annual total compensation package is approved by the Board pursuant to its obligation under Rule 38a-1, plus such additional amounts as specifically approved by the Board.


Dated:  November 19, 2004